PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
To Prospectus Dated January 14, 1998,                 Registration No. 333-38995
As Supplemented to Date



                                5,204,305 Shares

                                 PHYMATRIX CORP.

                                  Common Stock

                                 -------------


      This Prospectus Supplement (the "Supplement") relates to the resale by Massachusetts General Hospital ("MGH") of up to 890 shares of PhyMatrix Corp. common stock, par value $.01 per share (the "Common Stock"), and by Ronald Phillips as Trustee of The Julie Rothman 1993 Qualified Sub-Chapter S Trust ("Phillips") of up to 401,480 shares of Common Stock, pursuant to the Company's Registration Statement on Form S-3 (No. 333-38995) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated January 14, 1998, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

      Based on information provided to the Company by the respective parties,
(i) MGH currently beneficially owns 890 shares of Common Stock, of which 890 may be sold at this time pursuant to the Prospectus as supplemented hereby and (ii) Phillips currently beneficially owns 401,480 shares of Common Stock, of which 401,480 may be sold (subject to the restrictions contained in the Registration Agreement) at this time, pursuant to the Prospectus as supplemented hereby. Additional information concerning Phillips is set forth in the Prospectus and additional information concerning any of the Selling Securityholders (including MGH and Phillips) may be set forth from time to time in additional supplements to the Prospectus.

      On June 26, 1998, the closing price reported for such shares on Nasdaq was $25.9375.



            The date of this Prospectus Supplement is June 29, 1998.